Exhibit 10.45

Director Compensation

Non-employee directors are entitled to receive the following compensation and stock options:

Base Compensation. Our directors who are also our employees serve without additional compensation. Non-employee directors receive $27,000 annually. The Audit Committee chairman receives an additional $4,500 annually and the Compensation Committee chairman receives an additional $3,000 annually. Non-employee directors also receive $1,250 for each meeting of the Board of Directors attended, $1,000 for each Audit Committee meeting attended and $800 for each Compensation Committee meeting attended.

Stock Grants. In addition to the base compensation, on the date of our annual meeting, each non-employee director receives a grant of 2,000 shares of Class A Common Stock pursuant to our non-qualified stock option long-term incentive plan for services rendered during the preceding year.